Exhibit 1.10

NEW EQUITY SUBSCRIPTION OFFERING OF JUST ENERGY GROUP INC.

CONVERTIBLE DEBENTUREHOLDERS PARTICIPATION LETTER

For Eligible Convertible Debentureholders who desire to participate in the New Equity Subscription Offering of up to 29,312,530 New Common Shares of Just Energy Group Inc. (the “Offered Shares”), of which 16,781,687 Offered Shares will be available for subscription by Eligible Convertible Debentureholders

-and-

for each C$1,000 principal amount of Convertible Debentures held, Eligible Convertible Debentureholders will be entitled to subscribe for 64.544948 New Common Shares for a subscription price of C$220.23 (reflecting a subscription price of C$3.412 per Offered Share)

The New Equity Subscription Offering is made in connection with a Plan of Arrangement involving Just Energy Group Inc. (“Just Energy” or the “Corporation”) attached as Appendix F to the Management Proxy Circular of Just Energy dated July 17, 2020.

Eligible Convertible Debentureholders as of 5:00 p.m. (Toronto time) on July 23, 2020 (the “Record Date”) who wish to participate in the New Equity Subscription Offering are required to instruct their Intermediary to subscribe for Offered Shares and to deliver their Subscription Amount (described below) to their Intermediary by such deadline as is established by their Intermediary.

Intermediaries are required to (a) subscribe for Offered Shares through CDS on behalf of Participating Convertible Debentureholders (described below), and (b) deliver the aggregate Subscription Amount received by such Intermediary to CDS, in each case, PRIOR TO THE DEADLINE OF 5:00 P.M. (TORONTO TIME) ON AUGUST 28, 2020 (the “Deadline”)

By Subscribing through CDS, Eligible Convertible Debentureholders are representing and warranting that they are (a) located or resident in Canada or the United States or (ii) located or resident outside Canada and the United States and are entitled to participate in the New Equity Subscription Offering in accordance with the laws of such jurisdiction, without obliging the Corporation to further obligations under local securities laws, as more particularly set out in on Page 7 of this Letter

Delivery in a manner other than as set forth above will not constitute valid delivery.

ALL INSTRUCTIONS TO SUBSCRIBE FOR OFFERED SHARES MUST BE RECEIVED BY THE INTERMEDIARY WHO IS REQUIRED TO ENTER SUBSCRIPTIONS FOR SUCH OFFERED SHARES THROUGH CDS PRIOR TO THE DEADLINE. ALL SUBSCRIPTION AMOUNTS MUST BE RECEIVED BY THE INTERMEDIARY WHO IS REQUIRED TO FORWARD SUCH AMOUNTS TO CDS PRIOR TO THE DEADLINE. PLEASE NOTE THAT YOUR INTERMEDIARY MAY ESTABLISH AN EARLIER DEADLINE FOR RECEIPT OF INSTRUCTIONS OR SUBSCRIPTION AMOUNTS BY THE INTERMEDIARY.

ELIGIBLE CONVERTIBLE DEBENTUREHOLDERS INTENDING TO PARTICIPATE IN THE NEW EQUITY SUBSCRIPTION OFFERING WILL NOT BE ABLE TO PARTICIPATE IF (A) SUBSCRIPTIONS FOR OFFERED SHARES HAVE NOT BEEN ENTERED BY THE APPLICABLE INTERMEDIARY ON OR PRIOR TO THE DEADLINE OR (B) CDS HAS NOT RECEIVED THE SUBSCRIPTION AMOUNT ON OR PRIOR TO THE DEADLINE.

FAILURE TO MEET THE DEADLINE AND COMPLIANCE WITH BOTH THE PARTICIPATION AND FUNDING REQUIREMENTS AS SET OUT HEREIN WILL RESULT IN A LOSS OF THE ABILITY TO PARTICIPATE.

INSTRUCTIONS

For Giving Instructions to Intermediary and Delivery of Subscription Amount by Eligible Convertible Debentureholders:

1.	Each Eligible Convertible Debentureholder who held Convertible Debentures as of the Record Date is entitled to subscribe for up to their pro rata share of the New Common Shares allocated to the holders of Convertible Debentures (described below) (the “Convertible Debentureholders”). Accordingly, the maximum number of New Common Shares that you are entitled to subscribe for shall equal (a) the percentage that the principal amount of Convertible Debentures held by you on the Record Date bears to C$260,000,000 (being the aggregate principal amount of all Convertible Debentures as of the Record Date) multiplied by (b) 16,781,687 Offered Shares (being the number of New Common Shares allocated to the Convertible Debentureholders), which means, for each C$1,000 principal amount of Convertible Debentures held on the Record Date, Eligible Convertible Debentureholders are entitled to subscribe for 64.544948 New Common Shares for a subscription price of C$220.23, reflecting a price per New Common Share of C$3.412.

2.	Co-ordinate with your broker and have the broker subscribe for Offered Shares through CDS, by such deadline as set by your Intermediary, which deadline will be in advance of 5:00 p.m. (Toronto time) on August 28, 2020.

3.	Forward an amount representing the Subscription Amount (described below) to your Intermediary in accordance with the instructions provided by your Intermediary to arrive by such deadline as set by your Intermediary, which deadline will be in advance of 5:00 p.m. (Toronto time) on August 28, 2020.

For Subscription through CDS and Delivery of Subscription Amount by Intermediaries:

1.	Enter subscriptions for Offered Shares through CDS by 5:00 p.m. (Toronto time) on August 28, 2020. By Subscribing through CDS, Eligible Convertible Debentureholders are representing and warranting that they are (a) located or resident in Canada or the United States or (ii) located or resident outside Canada and the United States and are entitled to participate in the New Equity Subscription Offering in accordance with the laws of such jurisdiction, without obliging the Corporation to further obligations under local securities laws, as more particularly set out in on Page 7 of this Letter.

2.	Deliver the aggregate Subscription Amount received by the Intermediary to CDS such that they are received by CDS by 5:00 p.m. (Toronto time) on August 28, 2020. The Subscription Amount must be paid in Canadian Dollars.

This Convertible Debentureholders Participation Form is delivered to holders of (a) the C$160,000,000 aggregate principal amount of 6.75% convertible unsecured senior subordinated debentures of the Corporation maturing December 31, 2021, issued on October 5, 2016 pursuant to the trust indenture made as of October 5, 2016 between the Corporation and Computershare Trust Company of Canada, as such trust indenture may be supplemented, amended or restated from time to time, and (b) the C$100,000,000 aggregate principal amount of 6.75% convertible unsecured senior subordinated debentures of the Corporation maturing March 31, 2023, issued on February 22, 2018 pursuant to the trust indenture made as of February 22, 2018 between the Corporation and Computershare Trust Company of Canada, as such trust indenture may be supplemented, amended or restated from time to time (collectively, the “Convertible Debentures”), in connection with the proposed statutory plan of arrangement (the “Plan of Arrangement”) of Just Energy, which is part of the overall recapitalization transaction (the “Recapitalization Transaction”) of Just Energy, which Plan of Arrangement is being submitted to holders of certain Senior Unsecured Debt, Convertible Debentureholders, holders of Preferred Shares of Just Energy and holders of Common Shares of Just Energy for approval at a series of meetings of Just Energy’s securityholders to be held on August 25, 2020. A detailed description of the Plan of Arrangement and the transactions contemplated therein is set forth in the management proxy circular dated July 17, 2020 (the “Management Proxy Circular”) of Just Energy and a copy of the Plan of Arrangement is attached as Appendix F to the Management Proxy Circular. Defined terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Management Proxy Circular. You (at times referred to as the “holder” in this Convertible Debentureholders Participation Letter) should read the Management Proxy Circular, including the Plan of Arrangement attached as Appendix F thereto, carefully. If you are in the United States or you are a U.S. person (within the meaning of Regulation S under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”)), you should also carefully read the registration statement on Form F-7 filed by the Corporation with the U.S. Securities and Exchange Commission (the “SEC”), available on the SEC’s website at https://www.sec.gov/edgar.

The Recapitalization Transaction includes the offering (the “New Equity Subscription Offering”) of 29,312,530 new common shares of the Corporation (the “New Common Shares”), of which 16,781,687 are allocated for subscription by the holders of the Convertible Debentures. The New Common Shares will be the common shares of Just Energy following a share consolidation that will take place prior to the closing of the New Equity Subscription Offering, in which the common shares of Just Energy immediately prior to the Effective Time will be consolidated on the basis of one New Common Share for every 33 existing common shares of Just Energy prior to the share consolidation. Pursuant to the Plan of Arrangement, the New Equity Subscription Offering is open to all Eligible Convertible Debentureholders (as described below) as of 5:00 p.m. (Toronto time) on July 23, 2020 (the “Record Date”). Each Eligible Convertible Debentureholder will have the right, but not the obligation, to participate in the New Equity Subscription Offering by subscribing for and purchasing up to its pro rata share of the New Common Shares allocated to the Convertible Debentureholders, which pro rata share shall be the percentage that the principal amount of Convertible Debentures held by such Eligible Convertible Debentureholder bears to C$260,000,000 (being the aggregate principal amount of all Convertible Debentures as of the Record Date) (the “Convertible Debenture Pro Rata Share”). For each C$1,000 principal amount of Convertible Debentures, Eligible Convertible Debentureholders will be entitled to subscribe for 64.544948 New Common Shares for a subscription price of C$220.23, reflecting a price per New Common Share of C$3.412.

The right to acquire Offered Shares is not transferable and there in no right of Eligible Convertible Debentureholders to acquire Offered Shares not subscribed for by other Eligible Convertible Debentureholders or any other securityholder of the Corporation. Any Offered Shares not subscribed for by Eligible Convertible Debentureholders will be acquired by the Backstoppers.

Just Energy has received commitments from the Backstoppers pursuant to the Backstop Commitment Letter to purchase all of the Offered Shares that are not otherwise subscribed for and taken up by securityholders entitled to participate in the New Equity Subscription Offering (including the Eligible Convertible Debentureholders). The Initial Backstoppers will be paid a non-refundable cash commitment fee in the amount of US$2.19 million, payable upon completion of the Arrangement, provided that the Initial Backstoppers have funded its commitments and any additional subscriptions in accordance with the terms of the Backstop Commitment Letter. Upon completion of the Arrangement, this fee will be used by the Initial Backstoppers to acquire additional New Common Shares.

In addition, the Backstoppers will be paid a non-refundable cash funding fee in the amount of US$2.92 million, payable upon completion of the Arrangement, provided that the Backstoppers have funded their commitments and any additional subscriptions in accordance with the terms of the Backstop Commitment Letter. Upon completion of the Arrangement, this fee will be used by the Backstoppers to acquire additional New Common Shares.

Important Information

In making your decision as to whether or not to participate in the New Equity Subscription Offering, you should rely only on the information contained in the Management Proxy Circular, including the Plan of Arrangement attached as Appendix F thereto, in this Convertible Debentureholders Participation Letter, and to the extent that you are in the United States or you are a U.S. person (within the meaning of Regulation S under the U.S. Securities Act), on the Corporation’s registration statement on Form F-7, filed with the SEC). Just Energy has not authorized anyone to provide you with any different or supplemental information. If you receive any such information, you should not rely upon it.

The contents of the Management Proxy Circular or this Convertible Debentureholders Participation Letter should not be construed as legal, business or tax advice. You should consult your own legal counsel, business advisor and tax advisor as to those matters.

In order to participate in the New Equity Subscription Offering, each Eligible Convertible Debentureholder must (a) instruct his, her or its Intermediary to subscribe for Offered Shares in accordance with the instructions above by such deadline as set by your Intermediary, and (b) forward an amount representing the Subscription Amount (described below) to your Intermediary in accordance with the instructions provided by your Intermediary to arrive by such deadline as set by your Intermediary, which deadline, in each case, will be in advance of 5:00 p.m. (Toronto time) on August 28, 2020, in order to validly subscribe for Offered Shares in the New Equity Subscription Offering. If you are not aware of your Intermediary’s deadline for receiving such instruction, you should contact your Intermediary immediately. Intermediaries must enter subscription for Offered Shares through CDS prior to 5:00 p.m. (Toronto time) on August 28, 2020 in order to constitute valid subscription. Subscriptions that are not received by CDS on or prior to the Deadline will not be accepted.

Participation in the New Equity Subscription Offering

A summary of the terms of the New Equity Subscription Offering is set forth in the Management Proxy Circular under the heading “Description of the Recapitalization Transaction”. Eligible Convertible Debentureholders that are considering participating in the New Equity Subscription Offering are urged to read the full text of the Management Proxy Circular, including the Plan of Arrangement attached as Appendix F thereto. Eligible Convertible Debentureholders who are in the United States or are U.S. persons (within the meaning of Regulation S under the U.S. Securities Act) should also carefully read the registration statement on Form F-7 filed by the Corporation with the SEC, available on the SEC’s website at https://www.sec.gov/edgar.

Convertible Debentureholders who are not Eligible Convertible Debentureholders are not eligible to participate in the funding of the New Equity Subscription Offering in their capacity as such, as contemplated herein and as described in the Management Proxy Circular.

An “Eligible Convertible Debentureholder” is a Person that:

1.	is on the Record Date a holder of Convertible Debentures; and

2.	if such Person is located or resident outside of Canada or the United States, is qualified to participate in the New Equity Offering in accordance with the laws of its jurisdiction of residence and has provided evidence satisfactory to Just Energy to demonstrate such qualification.

Convertible Debentureholders will be presumed to be resident in the jurisdiction indicated to CDS in its subscription submitted through CDS, unless the contrary is shown to the satisfaction of Just Energy. The Record Date establishes the cut-off date for the determination as to which Convertible Debentureholders may be Eligible Convertible Debentureholders and therefore eligible for participation in the New Equity Subscription Offering. Convertible Debentureholders who acquire Convertible Debentures after the Record Date will not be permitted to participate in the New Equity Subscription Offering in respect of such Convertible Debentures.

For greater clarity, any holder of Convertible Debentures that acquires Convertible Debentures after the Record Date will still be entitled to receive its Convertible Debentureholder Pro Rata Share of the Convertible Debentureholder Exchange Shares, as described in the Management Proxy Circular and set out in the Plan of Arrangement.

Additional Information regarding this Convertible Debentureholders Participation Letter

This Convertible Debentureholders Participation Letter should be read carefully in its entirety before participating in the New Equity Subscription Offering. Any questions or requests for assistance or additional copies of this Convertible Debentureholders Participation Letter may be directed to the Corporation’s subscription agent and escrow agent, Kingsdale, as set forth on the back page of this Convertible Debentureholders

By participating in the New Equity Subscription Offering, the holder acknowledges receipt of the Management Proxy Circular and this Convertible Debentureholders Participation Letter and agrees to be bound by the terms and conditions set out therein and herein.

Each Eligible Convertible Debentureholder has the right, but not the obligation, to participate in the New Equity Subscription Offering by subscribing for and purchasing up to its Convertible Debenture Pro Rata Share of the Offered Shares. Pursuant to the Backstop Commitment Letter, the Initial Backstoppers have severally agreed to subscribe for and purchase their Convertible Debenture Pro Rata Share of the New Equity Subscription Offering and to backstop those Offered Shares that are not otherwise subscribed for and taken up by other eligible securityholders.

Eligible Convertible Debentureholders (other than the Backstoppers) will not be permitted to participate in the New Equity Subscription Offering if CDS, or such other Persons as may be designated by the Corporation, has not received (i) the subscription duly completed by the applicable Intermediaries, or other form of instruction acceptable to the Corporation and (ii) such holder’s Subscription Amount, in each case on or prior to the Deadline.

Intermediaries for Participating Convertible Debentureholders will be required to deliver the aggregate Subscription Amount (defined below) received by the Intermediary to CDS by no later than the Deadline, or such later date as the Corporation and the Backstoppers may agree, which later date (if any) shall be disclosed by press release, failing which the participation of the Participating Convertible Debentureholder in the New Equity Subscription Offering will be deemed to be null and void.

PARTICIPATION IN THE NEW EQUITY SUBSCRIPTION OFFERING – CONVERTIBLE DEBENTUREHOLDERS

Representations, Warranties, Covenants, Agreements and Confirmations

1.	By participating in the New Equity Subscription Offering, the holder represents, warrants, covenants, agrees and confirms to the Corporation and its agents and representatives (and acknowledges that the Corporation, its agents and representatives and their respective counsel are relying thereon) that:

(a)	as at the Record Date, it was the beneficial holder of the Committed Convertible Debentures;

(b)	it hereby irrevocably elects to participate in the New Equity Subscription Offering by subscribing for and purchasing its Subscribed New Common Shares;

(c)	it acknowledges that the New Common Shares to be issued to Eligible Convertible Debentureholders that participate in the New Equity Subscription Offering are being issued pursuant to exemptions from prospectus and registration requirements under applicable securities legislation in Canada and that, other than the registration statement on Form F-7 filed by the Corporation with the SEC, no prospectus or registration statement has been or will be filed by the Corporation with any securities commission or similar regulatory authority in any jurisdiction, and as a result:

(i)	it is restricted from using certain of the civil remedies available under applicable securities laws;

(ii)	it may not receive information that might otherwise be required to be provided to the Eligible Convertible Debentureholder under the applicable securities laws if the exemptions were not being used;

(iii)	the Corporation is relieved from certain obligations that would otherwise apply under applicable securities laws if the exemptions were not being used; and

(iv)	it has not received or been provided with an offering memorandum and the decision to participate in the New Equity Subscription Offering has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Corporation or any of its employees, agents or affiliates;

(d)	it is (i) located or resident in Canada or the United States or (ii) it is located or resident outside Canada and the United States and is entitled to participate in the New Equity Subscription Offering in accordance with the laws of such jurisdiction without obliging the Corporation to register or qualify for distribution the New Common Shares or file a prospectus, registration statement or other similar disclosure document, cause the Corporation to become a reporting issuer, registrant or equivalent entity in any jurisdiction or to make any other filings that the Corporation is not already obligated to make; and in the case of (ii) above, it agrees that its right to participate in the New Equity Subscription Offering is conditional on demonstrating to the Corporation, and providing evidence satisfactory to the Corporation (which evidence may include an opinion of counsel of recognized standing to the effect of the matters set forth in (ii) above), that it is qualified to participate in the New Equity Offering in accordance with the laws of its jurisdiction of residence;

(e)	if an individual, it is of the full age of majority and is legally competent to agree to the terms of this Convertible Debentureholders Participation Letter and take all action pursuant hereto;

(f)	this Convertible Debentureholders Participation Letter constitutes a legal, valid, binding and enforceable obligation of the holder;

(g)	if a corporation, trust, partnership, unincorporated association or other entity, it has the legal capacity and competence to enter into and be bound by this Convertible Debentureholders Participation Letter and further certifies that all necessary approvals of directors, trustees, shareholders, partners or otherwise have been given and obtained;

(h)	the entering into of this Convertible Debentureholders Participation Letter and the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to it, or any of its constating documents, or of any agreement to which the holder is a party or by which it is bound;

(i)	it has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its participation and investment and it is able to bear the economic risk of loss of its investment;

(j)	the Subscription Amount (as hereinafter defined) which will be advanced by the holder of Convertible Debentures to the Corporation pursuant hereto will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLA”) and the holder of Convertible Debentures acknowledges that the Corporation may in the future be required by law to disclose such holder’s name and other information relating to this Form and such holder’s subscription hereunder, on a confidential basis, pursuant to the PCMLA; and to the best of its knowledge (i) none of the Subscription Amount to be provided by such holder (A) has been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States, or any other jurisdiction, or (B) is being tendered on behalf of a person or entity who has not been identified to such holder, and (ii) it shall promptly notify the Corporation if such holder discovers that any of such representations ceases to be true, and to provide the Corporation with appropriate information in connection therewith; and

(k)	it has been afforded the opportunity to obtain such additional information that it has considered necessary in connection with its decision to invest in the New Common Shares.

2.	The holder agrees that the above representations, warranties, covenants, agreements and confirmations will be true and correct both as of the subscription for Offered Shares and as of the Effective Date of the Recapitalization Transaction under the Plan of Arrangement.

Procedures Relating to the New Common Shares Participation

3.	Each Eligible Convertible Debentureholder has the right, but not the obligation, to participate in the New Equity Subscription Offering in respect of all or any portion of the Convertible Debentures held by such Eligible Convertible Debentureholder as of the Record Date (which must be expressed in multiples of US$1,000). An Eligible Convertible Debentureholder that validly elects to participate in the New Equity Subscription Offering by following the procedures set forth herein is referred to as a “Participating Convertible Debentureholder”.

4.	The number of New Common Shares to be subscribed for and purchased by each Participating Convertible Debentureholder (its “Subscribed New Common Shares”) will equal (i) the principal amount of Convertible Debentures held on the Record Date in respect of which such Participating Convertible Debentureholder validly elects to participate in the New Equity Subscription Offering, and funds in respect thereof (the “Committed Convertible Debentures”), divided by C$260,000,000 (being the aggregate principal amount of all Convertible Debentures as of the Record Date), multiplied by (ii) 16,781,687 Offered Shares (being the number of New Common Shares allocated to the holders of the Convertible Debentures), which will require, for each C$1,000 principal amount of Committed Convertible Debentures, funding of C$220.23 in order to subscribe for 64.544948 New Common Shares (reflecting a price per New Common Share of C$3.412). The amount of funds to be paid by such Participating Convertible Debentureholder for the Subscribed New Common Shares is referred to as such holder’s “Subscription Amount”. The Subscription Amount must be paid in Canadian Dollars.

5.	No fractional New Common Shares will be issued. Any fractional New Common Shares that would otherwise have been issued shall be rounded down to the nearest whole number, with no additional consideration being provided in respect of the rounding down of such fractional New Common Shares.

6.	Eligible Convertible Debentureholders are required to instruct their Intermediary to subscribe for Offered Shares by their established deadline. Intermediaries are to subscribe for Offered Shares on behalf of Participating Convertible Debentureholders through CDS on or prior to the Deadline.

7.	Participating Convertible Debentureholders are required to deliver their Subscription Amount to their Intermediary by such deadline as is established by their Intermediary. Intermediaries are to deliver the aggregate Subscription Amount received by such Intermediary to CDS by no later than the Deadline, failing which the participation of the Participating Convertible Debentureholder in the New Equity Subscription Offering will be deemed to be null and void (except as otherwise provided for herein).

General

8.	The holder hereby acknowledges that the representations, warranties and covenants contained herein including, without limitation, those set forth in Section 1 hereof, are made with the intent that they may be relied upon by the Corporation and its agents and counsel in determining the holder’s eligibility to qualify as an Eligible Convertible Debentureholder to participate in the New Equity Subscription Offering. The holder further covenants that by the acceptance of the Corporation of the holder’s participation in the New Equity Subscription Offering in accordance herein, he, she or it shall be representing and warranting that such representations and warranties are true as at the Effective Time as if made at that time. The holder hereby agrees to indemnify the Corporation, its affiliates and its agents and their respective directors, officers, employees, advisers, affiliates and agents (including their respective legal counsel) against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur caused or arising from reliance thereon in the event that such representations or warranties are untrue as at the Effective Time. The holder undertakes to immediately notify the Corporation of any change in any statement or other information relating to the holder set forth herein which takes place prior to the Effective Time.

9.	Neither the Corporation nor Kingsdale will have any liability for: (i) the records maintained by CDS or its participants relating to the New Equity Subscription Offering or the book-entry accounts maintained by them; (ii) maintaining, supervising or reviewing any records relating to the New Equity Subscription Offering; or (iii) any advice or representations made or given by CDS or its participants with respect to the rules, regulations and procedures of CDS or any action to be taken by CDS or its participants.

10.	The contract arising out of this Convertible Debentureholders Participation Letter shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the holder and the Corporation each irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

11.	Time shall be of the essence hereof.

12.	This Convertible Debentureholders Participation Letter represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

13.	The holder hereby acknowledges and agrees that all costs incurred by the holder (including any fees and disbursements of any counsel retained by the holder) relating to the participation in the New Equity Subscription Offering by the holder shall be borne by the holder.

14.	The terms and provisions of this Convertible Debentureholders Participation Letter shall be binding upon and enure to the benefit of the holder and the Corporation and their respective heirs, executors, administrators, successors and assigns; provided that, this Convertible Debentureholders Participation Letter shall not be assignable by any party.

15.	The Corporation has the right to accept or reject the holder’s election to participate in whole or in part at any time if the Corporation determines, together with its agents and advisors, that the holder is not an Eligible Convertible Debentureholder.

16.	The holder hereby acknowledges and agrees that completion of the New Equity Subscription Offering is subject to the satisfaction or waiver of conditions as set forth in the Management Proxy Circular and the implementation of the Arrangement. If and to the extent that the New Equity Subscription Offering is not completed, any funds delivered by the holder will be returned to the holder without interest or deduction.

17.	The holder hereby agrees that this Convertible Debentureholders Participation Letter is made for valuable consideration and any subscription made by the holder in the New Equity Subscription Offering may not be withdrawn, cancelled, terminated or revoked by the holder.

18.	The holder hereby consents to the Corporation’s collection of the personal information relating to the holder contained in this Convertible Debentureholders Participation Letter or otherwise gathered in connection with the holder’s participation in the New Equity Subscription Offering. The holder also hereby acknowledges that such personal information may be disclosed to government agencies where it is permitted or required by law, including any applicable anti-money laundering legislation or similar laws. The Corporation acknowledges that it will maintain the confidentiality of such personal information in all other respects.

19.	The covenants, representations and warranties contained herein shall survive the closing of the transactions contemplated hereby.

20.	The holder and the Corporation have required that this Form and all documents and notices related hereto and/or resulting herefrom be drawn up in the English language. Les parties aux présentes ont exigé que la présente convention ainsi que tous les documents et avis qui s’y rattachent et/ou qui en découleront soient rédigés en langue anglaise. Les porteurs de billets qui le désirent peuvent recevoir, sans frais et sur demande, une version française du formulaire de participation au nouveau prêt.

IMPORTANT

Eligible Convertible Debentureholders are NOT required to return this letter, but rather subscribe through their Intermediaries pursuant to the procedures set out above. By Subscribing through CDS, Eligible Convertible Debentureholders are representing and warranting that they are (a) located or resident in Canada or the United States or (ii) located or resident outside Canada and the United States and is entitled to participate in the New Equity Subscription Offering in accordance with the laws of such jurisdiction, without obliging the Corporation to further obligations under local securities laws, as more particularly set out in on Page 7 of this Letter.

QUESTIONS MAY BE DIRECTED TO THE SUBSCRIPTION AGENT AND ESCROW AGENT

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario

M5X 1E2

www.kingsdaleadvisors.com

North American Toll Free Phone:

1-866-581-1487

Email: contactus@kingsdaleadvisors.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272

Kingsdale Advisors

By Mail or Courier:

Kingsdale Advisors

The Exchange Tower

130 King Street West, Suite 2950

P.O. Box 361 Toronto ON M5X 1E2

Attention: Corporate Actions

By E-mail:

contactus@kingsdaleadvisors.com